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                                                                       EXHIBIT 5
                   [Letterhead of Primex Technologies, Inc.]

George H. Pain
Vice President,
General Counsel and Secretary

August 7, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Registration Statement on Form S-8
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Gentlemen:

I am the Vice President, General Counsel and Secretary of Primex Technologies, Inc., a Virginia corporation (the "Company"). This opinion is given to you in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to (i) 550,000 shares of the common stock, par value $1.00 per share (the "Common Shares"), of the Company issuable pursuant to the Primex Technologies, Inc., Retirement Investment Management Experience Plan, effective January 1, 1997, as amended (the "Plan"), and (ii) the 550,000 Series A Participating Cumulative Preferred Stock Purchase Rights of the Company (the "Rights") which are associated with the Shares.

I have examined or caused to be examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate and other records, certificates, documents, and other papers, and have made or caused to be made such examination of law, as I deemed necessary for the purposes of this opinion. Based on such examination, it is my opinion that the Common Shares and Rights being registered, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ George H. Pain
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George H. Pain
Vice President,
General Counsel and Secretary